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                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Annual Report of Generex Biotechnology Corporation (the Company) for its fiscal year ended July 31, 2000, includes our report dated September 14, 2000, except as to Notes 16(D) and 16(E) as to which the dates are September 29, 2000, and October 5, 2000, respectively, on the consolidated financial statements of the Company as of July 31, 2000 and 1999 and for the years ended July 31, 2000, 1999, and 1998. We consent to the incorporation by reference of our report on such consolidated financial statements in the following registration statements of the Company on Form S-3: registration numbers 333-33556, 333-41062 and 333-42452.


/s/ WithumSmith&Brown
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WithumSmith+Brown
New Brunswick, New Jersey
October 30, 2000